English Summary of Employment Contract

Of

Paolo Dal Pino — Director and Managing Director

          The following is a summary of the principal terms of the Agreement as they relate to the termination benefits of Mr. Paolo Dal Pino :

Term:	Appointed on July 30, 2001.

Compensation:	Gross base compensation of €619,748 per annum
payable monthly on a pro rata basis which includes
compensation as Managing Director of SEAT.

          The foregoing compensation covers any position Mr. Dal Pino may undertake with Telecom Italia or any Telecom Italia affiliate. The compensation covers any entitlement to compensation as a director of SEAT in connection with Article 2389 of the Italian Civil Code.

          The following is a translation of the termination benefits which Mr. Dal Pino is entitled to under the Agreement.

•	In case Telecom Italia terminates Mr. Dal Pino’s employment (excluding termination for just cause), before the expiration of the three year term described above, Mr. Dal Pino will be entitled to (i) an amount equal to the aggregate amount of all foregone monthly compensation for a period of 36 months, and (ii) an amount equal to the aggregate amount of all foregone monthly compensation for a period of 24 months as a consideration for the waiver by Mr. Dal Pino of the termination payment provided for by Italian labour laws and regulations (Articles 19 and 22 of the Italian collective labor agreement (CCNL) for Executives); and

•	The same obligations that Telecom Italia has undertaken in the foregoing paragraph in case of termination of his employment are undertaken by Telecom Italia also in the event that Mr. Dal Pino will terminate his employment with “just cause”. Just cause, as used in this section refers to all events attributable to Telecom Italia of a nature such as not to allow for the continuation of his functions even for a limited amount of time (including, but not limited to, non-relection as member of the Board of Directors of SEAT or any other company of the Telecom Italia group).